Exhibit 99.1

March 15, 2011

My fellow shareholders,

On behalf of the Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”), I am pleased to announce the declaration of the Company’s 52nd consecutive dividend to be paid March 15, 2011 to shareholders of record as of February 28, 2011. Enclosed is your semi-annual dividend check for 47 cents per share.

Our accountants’ professional liability insurance program for small to mid-sized firms continues to gain momentum. Shareholders are helping increase our visibility by reaching out through referrals to clients and friends. We are promoting our presence and building a brand image by advertising on CPA web sites and social media channels that include LinkedIn, Facebook and Twitter. Visit: www.protexureaccountants.com for a no-obligation quote, to send a blog and or to view our new quarterly newsletter. A member’s only page was just released, with direct access to engagement letters, industry related articles, risk management specialists, as well as to policy account information.

We are also receiving a strong response from our lawyer’s professional liability program, which was launched earlier this year. It is tailored specifically for solo practitioners and small firms who are looking for features and benefits that reflect their unique needs. Our expanding professional liability insurance offerings and services will enable lawyers to make better business decisions and add value to their practice. Click on: www.protexurelawyers.com and see why our simplified web-based program is a smart choice for small law firms.

We continue to reiterate a commitment to serving the needs of our shareholders. Our professional liability programs are designed to provide insurance protection that is easy and affordable. You can apply online or by phone, whether you are at the office, on the road or in the airport. What better way to manage your business.

I also want to announce that, in order to better manage company expenditures from year to year, the Board has revised its repurchasing policy for shares of common stock. Repurchases will be limited to $500,000 per calendar year for 2012 and thereafter and will only be from shareholders upon their death, disability or retirement from the practice of public accounting. After approving all your repurchases before the Board during our February meeting, the Board also decided to approve a $500,000 limit on share repurchases for the remainder of 2011. The Board believes this move is in the best interest of AmerInst and all of its shareholders.

If you have questions or would like more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com.

Shareholder inquiries, requests for change of mailing or e-mail address, transfer, name change, and redemption of shares should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd. – Shareholder Services, c/o Cedar Management Limited, P.O. Box HM 1601, Hamilton HM GX, Bermuda.

Tel: 800-422-8141/Fax: (441) 295-1702; email: amerinst@cedar.bm

Sincerely,

Irvin F. Diamond, CPA

Chairman

Certain statements in this Chairman’s Letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including but not limited to, our ability to continue building a brand image for our accountants’ professional liability insurance program and increasing offerings and services under that program. Additionally, words such as “expect,” “will” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include difficult economic conditions, unexpected changes in insurance regulations and our ability to obtain additional regulatory approval for Protexure. Further information about AmerInst’s risk factors is contained in its filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.